EXHIBIT 10.7
Grant Template:
Participant Name:

Employee Number:

Grant Name:

Date of Grant:

Total Number of Restricted Shares Granted:

Vesting Schedule:

Instrument of Grant- Restricted Shares

The amounts reflected in this document are in US dollars.

This instrument grants you Restricted Shares, in the number indicated above. The grant is made to you on the Date of Grant indicated above, pursuant to the ManTech International Corporation Management Incentive Plan (the “Plan”). Each Restricted Share covered by this Grant represents one share of Class A Common Stock of ManTech International Corporation (the “Corporation”), subject to the restrictions and the other terms and conditions set forth in this Instrument of Grant, the Plan, and the Standard Terms and Conditions (the “Standard Terms and Conditions”) promulgated under such Plan, each as amended from time to time.

By accepting this Instrument of Grant, Grantee acknowledges that he or she has received and read, and agrees that these Restricted Shares shall be subject to, the terms of this Instrument of Grant, the Plan and the Standard Terms and Conditions.

The Restricted Shares are forfeitable and nontransferable by you until the vesting dates set forth in the Vesting Schedule above, subject to the Standard Terms and Conditions.

Please confirm (i) your acceptance of the terms and conditions of this Instrument of Grant, and the terms and conditions of the Plan, and (ii) your constructive receipt of copies of the Plan Prospectus and our most recent Annual Report and Form 10-K, within 30 days of receiving this Instrument of Grant. Failure to accept this Instrument of Grant may result in the cancellation of the Restricted Shares covered by this Instrument of Grant.

ManTech International Corporation

George J. Pedersen
Chairman of the Board and CEO